Exhibit 99.11

What We Announced

●	We announced that TriSalus has agreed to merge with MedTech Acquisition Corporation (MedTech) in a transaction that when completed will result in TriSalus becoming a publicly traded company.

●	In doing so, we are taking an important step in transforming the treatment paradigm for patients with liver and pancreatic tumors.

●	Once the transaction is completed, our shares are expected to be listed on the NASDAQ Stock Exchange under the ticker “TLSI.”

Accelerating Access To Resources To Drive Continued Commercialization of TriNav® Infusion System and Advance SD-101 Clinical Programs

●	Since our founding in 2018, our team has been focused on scaling and commercializing our innovative and disruptive approach the treatment of liver and pancreatic tumors.

●	Our transaction with MedTech accelerates our access to financial resources and brings us experienced partners as we continue to commercialize our TriNav device and advance our SD-101 clinical program.

●	TriNav is continuing to gain traction in the market.

o	We intend to use the resources from this transaction to capture near-term expansion opportunities by partnering with companies advancing checkpoint inhibitors, CAR-T therapies and other cell immunotherapies.

o	Longer term, we continue to believe in TriNav’s ability to support the growth and effectiveness of SD-101.

●	We are also moving full speed ahead with the SD-101 program.

o	We are on track to receive Phase 1/1b early response data for the uveal melanoma and intrahepatic cholangiocarcinoma indications in the fourth quarter of 2022, and this transaction will support our efforts to push for initial approval as early as 2025.

●	At the same time, we are gaining a valuable partner in MedTech.

o	The MedTech team brings significant experience and key relationships across the medical device industry.

o	Their decision to enter this transaction reflects their confidence in our platform and growth prospects.

●	In short, with this transaction, we will be better positioned to advance our platform and achieve our mutual goal of driving better patient outcomes in treating liver and pancreatic tumors.

Next Steps – Business as Usual

●	In terms of immediate next steps, we expect the transaction with MedTech to be completed in the first quarter of 2023.

●	Between now and then it remains business as usual for us at TriSalus. We intend to continue working with you like we always have.

●	We will keep you informed as we move forward.

●	Please don’t hesitate to reach out to us if you have any questions.

●	We value our relationship with you and your organization, and we hope you share our enthusiasm for TriSalus’ next phase. Thank you for your continued partnership and support.

Q&A

1.	What is a SPAC?

●	A SPAC is a public company formed with the goal of acquiring a business and taking it into the public markets to accelerate growth and create value.

●	We are fortunate to have found an ideal SPAC partner in MedTech who shares our passion for developing solutions that positively impact the lives of patients and is aligned on our growth and value creation objectives.

2.	Why is now the right time to go public?

●	We have a strong platform in place with multiple potential value inflection points anticipated over the next 18 months.

●	We’ve spent a considerable amount of time determining the best path forward for the business, and we believe that becoming a public company at this time – in partnership with MedTech – will accelerate our access to resources to achieve our commercialization and development plans and bring hope to patients with liver and pancreatic tumors.

3.	Why MedTech Acquisition Corporation?

●	We spent a lot of time determining the best path forward for the business, and as part of that process, were judicious in selecting our counterparty.

●	The MedTech team has a strong track record of success in commercializing and driving value creation at medical device companies, which will help position the Company to successfully develop and bring to market life-saving cancer treatments.

●	Partnering with MedTech at this time accelerates our access to financial resources and brings us an experienced partner as we continue to commercialize our TriNav device and advance our SD-101 clinical programs.

4.	What does this mean for suppliers / business partners?

●	This transaction marks an important step in transforming the treatment paradigm for patients with liver and pancreatic tumors.

●	Partnering with MedTech accelerates our access to financial resources and brings us an experienced partner as we continue to commercialize our TriNav device and advance our SD-101 clinical programs.

●	Until the transaction closes, which is expected to occur in the first quarter of 2023, it remains business as usual at TriSalus and we will continue working with you as we always have.

5.	Will agreements remain in place?

●	It is business as usual at TriSalus.

●	We will continue working with you as we always have and look forward to building on our partnership to drive our mutual success.

6.	Can I renegotiate my contract now that you’re a public company?

●	Existing contract terms remain in place.

7.	Will my contact change?

●	At an operating level and on a day-to day-basis, there will be no changes at TriSalus.

●	If you have questions, please reach out to your normal company contact.

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the United States federal securities laws regarding MedTech’s or TriSalus’s expectations, hopes, beliefs, assumptions, intentions or strategies regarding the future including, without limitation, statements regarding: (i) the size and growth potential of the markets for TriSalus’s products and TriSalus’s ability to serve those markets, (ii) the degree of market acceptance and adoption of TriSalus’s products, (iii) TriSalus’s ability to compete with other companies, (iv) expectations for topline data and regulatory approval, (v) the implied upside and implied valuation of TriSalus, (vi) TriSalus's value and projected financial results, (vii) TriSalus’s ability to partner with other companies, and (viii) the potential results and benefits of the proposed business combination, the amount of cash to be delivered at closing from MedTech’s trust account and any additional financing in connection with the proposed business combination, and stockholder value. These forward-looking statements generally are identified by words such as “anticipate,” “believe,” continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” “will” and similar expressions or the negative or other variations of such statements. These statements are predictions, projections and other statements about future events that are based on various assumptions, whether or not identified in this communication and on the current expectations of MedTech’s and TriSalus’s respective managements and are not predictions of actual performance and, as a result, are subject to risks and uncertainties.

Many factors could cause actual results or developments to differ materially from those expressed or implied by such forward-looking statements, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of MedTech’s securities; (ii) the risk that the transaction may not be completed by MedTech’s business combination deadline and the potential failure to obtain an extension of the business combination deadline; (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval of the business combination agreement by the stockholders of MedTech, the satisfaction of the minimum cash amount following any redemptions by MedTech’s public stockholders, and the receipt of certain governmental and regulatory approvals, including reimbursement approval; (iv) the lack of a third-party valuation in determining whether or not to pursue the proposed transaction; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (vi) the receipt of an unsolicited offer from another party for an alternative transaction that could interfere with the proposed business combination, (vii) the effect of the announcement or pendency of the transaction on TriSalus’s business relationships, operating results and business generally; (viii) risks that the proposed transaction disrupts current plans and operations of TriSalus; (ix) the outcome of any legal proceedings that may be instituted against TriSalus or MedTech related to the business combination agreement or the proposed transaction; (x) the ability to maintain the listing of MedTech’s securities on the Nasdaq; (xi) changes in business, market, financial, political and legal conditions; (xii) unfavorable changes in the reimbursement environment for TriSalus’s products; (xiii) TriSalus’s product candidates not achieving success in preclinical or clinical trials or not being able to obtain regulatory approval, either on a timely basis or at all or subject to any conditions that negatively impact TriSalus’s ability to commercialize the applicable product candidates; (xiv) TriSalus being unable to continue to grow TriNav sales; (xv) the size of the addressable markets for TriNav and TriSalus’s product candidates, if successfully developed and approved by the applicable regulatory authorities, being less than TriSalus estimates; (xvi) TriSalus’s ability to successfully commercialize any product candidates that it successfully develops and that are approved by applicable regulatory authorities; (xvii) TriSalus’s ability to continue to fund preclinical and clinical trials for its product candidates; (xviii) TriSalus’s ability to partner with other companies; (xix) future economic and market conditions; the development, effects and enforcement of laws and regulations affecting TriSalus's business or industry; (xx) TriSalus’s ability to manage future growth; (xxi) TriSalus’s ability to maintain and grow its market share; (xxii) the effects of competition on TriSalus’s business; (xxiii) the ability of MedTech or the combined company to raise additional financing in connection with the proposed business combination or to finance its operations in the future; (xxiv) the ability to implement business plans, forecasts and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities; (xxv) costs related to the transaction; and (xxvi) the failure to realize the anticipated benefits of the transaction or to realize estimated pro forma results and the underlying assumptions, including with respect to estimated stockholder redemptions. The foregoing list of factors is not exclusive.

You should carefully consider the foregoing factors and other risks and uncertainties described in the “Risk Factors” section of MedTech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 2, 2022 (the “2021 Form 10-K”), the preliminary proxy statement/prospectus on Form S-4 relating to the proposed business combination, which is expected to be filed by MedTech with the SEC and other documents filed by MedTech from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and none of MedTech, TriSalus, or any of their respective representatives assume any obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. None of MedTech, TriSalus, or any of their respective representatives gives any assurance that either MedTech or TriSalus will achieve its expectations.

Changes and Additional Information in Connection with SEC Filing

The information in this communication has not been reviewed by the SEC and certain information may not comply in certain respects with SEC rules. MedTech intends to file a registration statement on Form S-4 (the “Registration Statement”) that will include a proxy statement/prospectus of MedTech, that will be both the proxy statement to be distributed to holders of MedTech’s common stock in connection with its solicitation of proxies for the vote by MedTech’s stockholders with respect to the proposed business combination and other matters as may be described in the Registration Statement, as well as the prospectus relating to the offer and sale of the securities to be issued in the proposed business combination. The Registration Statement is not yet effective. The Registration Statement, including the proxy statement/prospectus contained therein, when it is declared effective by the SEC, will contain important information about the proposed business combination and the other matters to be voted upon at a meeting of MedTech’s stockholders to be held to approve the proposed business combination and other matters (the “Special Meeting”). MedTech may also file other documents with the SEC regarding the proposed business combination. MedTech stockholders and other interested persons are advised to read, when available, the Registration Statement, including the proxy statement/prospectus contained therein, as well as any amendments or supplements thereto, because they will contain important information about the proposed business combination. When available, the definitive proxy statement /prospectus will be mailed to MedTech stockholders as of a record date to be established for voting on the proposed business combination and the other matters to be voted upon at the Special Meeting.

The financial information and data contained in this communication is unaudited and does not conform to Regulation S-X. Such information and data may not be included in, may be adjusted in or may be presented differently in, the Registration Statement to be filed by MedTech with the SEC, and such differences may be material. In particular, all TriSalus financial information included herein is preliminary and subject to risks and uncertainties. Any variation between TriSalus’s actual results and the financial information included herein may be material.

Participation in Solicitation

MedTech and TriSalus and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of MedTech’s stockholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed business combination of MedTech’s directors and officers in MedTech’s filings with the SEC, including MedTech’s registration statement on Form S-1, which was originally filed with the SEC on November 30, 2020, as amended, and MedTech’s 2021 Form 10-K. To the extent that holdings of MedTech’s securities have changed from the amounts reported in MedTech’s 2021 Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies from MedTech’s stockholders in connection with the proposed business combination will be set forth in the proxy statement/prospectus forming a part of the Registration Statement. Investors and security holders of MedTech and TriSalus are urged to carefully read in their entirety the proxy statement/prospectus and other relevant documents that will be filed with the SEC, when they become available, because they will contain important information about the proposed business combination.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and other documents containing important information about MedTech and TriSalus through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by MedTech can be obtained free of charge by directing a written request to MedTech Acquisition Corporation at 48 Maple Avenue, Greenwich, CT 06830.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING THEREOF OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No Offer or Solicitation

This communication shall not constitute an offer to sell, a solicitation of an offer to buy or a recommendation to purchase any securities, or the solicitation of any proxy, vote, consent or approval in any jurisdiction in connection with the proposed business combination, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdictions. This communication is restricted by law; it is not intended for distribution to, or use by any person in, any jurisdiction where such distribution or use would be contrary to local law or regulation. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.